Exhibit 99.1

DallasNews Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported a  fourth quarter 2022 net loss of $2.1 million, or $(0.40) per share, and an operating loss of $1.9 million.  In the fourth quarter of 2021,  the Company reported net income  of  $2.1 million, or $0.40 per share, and an operating loss of $0.7 million. The fourth quarter 2021 net income includes a non-cash pension benefit of $1.0 million and cash proceeds of $1.3 million related to the sale of inactive IP addresses.

For the fourth quarter of 2022, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating income (loss)”)  of $1.0 million, a decrease of $1.3 million when compared to adjusted operating income of $0.3 million reported in the fourth quarter of 2021. The decrease is primarily due to a total revenue decline of $1.5 million.

For the full year 2022, the Company reported a net loss of $9.8 million, or $(1.83) per share, and an operating loss of $9.0 million. For the full year 2021, the Company reported a net loss of $0.5 million, or $(0.09) per share, and an operating loss of $10.0 million. The 2021 net loss includes a non-cash pension benefit of $4.2 million, a non-cash tax benefit of $2.6 million related to the release of an uncertain tax reserve and cash proceeds of $1.3 million related to the sale of inactive IP addresses.

For the full year 2022, on a non-GAAP basis, the Company reported an adjusted operating loss of $5.3 million, a $1.5 million greater loss when compared to an adjusted operating loss of $3.8 million reported for the full year 2021. The incremental loss is primarily due to a total revenue decline of $3.7 million and a newsprint expense increase of $1.2 million, partially offset by expense savings of $2.7 million in distribution and $1.0 million in employee compensation and benefits.

DallasNews Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

March 9, 2023

Grant Moise, Chief Executive Officer, said,  “In 2022, our performance met the Return to Growth Plan that we presented to our Board in September of 2021. This plan is built with the intention of creating a sustainably profitable digital media and marketing services company, and our annual results in 2022 were consistent with it. Simultaneously, we remain committed to returning capital to shareholders during this transition which was evident in the payment of our special dividend and regular dividends last year. The current phase of the RTG Plan will be the most challenging and our team is focused on the key business drivers that will determine our success.”

Fourth Quarter Results

Total revenue was $39.1 million in the fourth quarter of 2022,  a decrease of $1.5 million or 3.6 percent when compared to the fourth quarter of 2021.

Revenue from advertising and marketing services, including print and digital revenues, was $18.4 million in the  fourth quarter of 2022,  a decrease of $1.4 million or 7.0 percent when compared to the $19.8 million reported for the fourth quarter of 2021. The decline is primarily due to a $1.0 million or 8.1 percent reduction in print advertising revenue.

Circulation revenue was $16.6 million in the fourth quarter of 2022,  a decrease of less than $0.1 million when compared to the fourth quarter of 2021.  Digital-only subscription revenue increased $0.6 million or 23.2 percent, offset by a print circulation decline of $0.7 million or 5.1 percent.

Printing, distribution and other revenue was $4.1 million, a slight decrease when compared to the fourth quarter of 2021.

DallasNews Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

March 9, 2023

Total consolidated operating expense in the fourth quarter of 2022, on a GAAP basis, was $41.0 million, an improvement of $0.2 million or 0.5 percent when compared to the fourth quarter of 2021. The improvement is primarily due to expense savings of $1.1 million in distribution and $0.6 million in outside services, partially offset by an increase of $1.6 million in employee compensation and benefits expense.

On a non-GAAP basis, adjusted operating expense was $40.1 million, an improvement of $0.2 million or 0.4 percent when compared to the fourth quarter of 2021.

Full Year Results

Total revenue was $150.7 million for the full year 2022, a decrease of $3.7 million or 2.4 percent when compared to the full year 2021.

Revenue from advertising and marketing services, including print and digital revenues, was $69.7 million in 2022, a decrease of $3.6 million or 4.9 percent when compared to the $73.3 million reported for the full year 2021.  Print advertising revenue declined $2.7 million or 5.6 percent and digital advertising and marketing services revenue declined $0.9 million or 3.6 percent.

Circulation revenue was $65.2 million for the full year 2022,  an increase of $0.2 million or 0.4 percent when compared to the full year 2021.  Digital-only subscription revenue increased $3.5 million or 36.9 percent, partially offset by a print circulation decline of $3.3 million or 6.0 percent.

Printing, distribution and other revenue decreased $0.4 million, or 2.3 percent, to $15.8 million, primarily due to reductions in revenue from mailed advertisements for business customers and distribution revenue from commercial printing.

DallasNews Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

March 9, 2023

Total consolidated operating expense for the full year 2022, on a GAAP basis, was $159.6 million, an improvement of $4.7 million or 2.9 percent compared to the full year 2021.  The improvement is primarily due to expense savings of $2.7 million in distribution,  $2.0 million in employee compensation and benefits,  and $1.3 million in depreciation,  partially offset by an increase of $1.2 million in newsprint expense.

On a non-GAAP basis, adjusted operating expense was $155.9 million, an improvement of $2.3 million or 1.4 percent when compared to $158.2 million of adjusted operating expense in the full year 2021.

As of December 31,  2022,  the Company had 663 employees, an increase of 7 full-time equivalents, or 1.1 percent, when compared to the prior year period. Cash and cash equivalents were $27.8 million and the Company had no debt.

DallasNews Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

March 9, 2023

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating income (loss) and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

March 9, 2023

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Friday,  March 10, 2023, at 9:00 a.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-877-336-4441 and enter the following access code when prompted: 5166062.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CST on March 10, 2023 until 11:59 p.m. CDT on March 16, 2023.  The access code for the replay is 1651323.

DallasNews Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

March 9, 2023

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s (the “Company”) business outlook or future economic performance, revenues, expenses, cash balance and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,”  “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint and distribution prices; program costs; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
In thousands, except share and per share amounts (unaudited)	2022	2021	2022	2021
Net Operating Revenue:
Advertising and marketing services	$18,421	$19,800	$69,667	$73,271
Circulation	16,615	16,671	65,191	64,943
Printing, distribution and other	4,067	4,109	15,793	16,160
Total net operating revenue	39,103	40,580	150,651	154,374
Operating Costs and Expense:
Employee compensation and benefits	17,454	15,884	67,096	69,078
Other production, distribution and operating costs	19,973	21,759	78,638	81,041
Newsprint, ink and other supplies	2,976	2,720	11,035	9,878
Depreciation	582	875	2,709	4,002
Amortization	—	—	—	64
Loss on sale/disposal of assets, net	58	—	58	29
Asset impairments	—	—	102	232
Total operating costs and expense	41,043	41,238	159,638	164,324
Operating loss	(1,940)	(658)	(8,987)	(9,950)
Other income (loss), net	(193)	2,638	(241)	7,332
Income (Loss) Before Income Taxes	(2,133)	1,980	(9,228)	(2,618)
Income tax provision (benefit)	8	(169)	558	(2,151)
Net Income (Loss)	$(2,141)	$2,149	$(9,786)	$(467)

Per Share Basis (1)
Net income (loss)
Basic	$(0.40)	$0.40	$(1.83)	$(0.09)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of December 31, 2022 and 2021, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
In thousands (unaudited)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$27,825	$32,439
Accounts receivable, net	14,023	16,012
Notes receivable	—	22,400
Other current assets	6,077	5,677
Total current assets	47,925	76,528
Property, plant and equipment, net	7,438	8,822
Operating lease right-of-use assets	14,811	17,648
Deferred income taxes, net	282	257
Other assets	1,809	2,197
Total assets	$72,265	$105,452
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,041	$7,821
Accrued compensation and other current liabilities	8,214	9,505
Contract liabilities	9,504	10,592
Total current liabilities	22,759	27,918
Long-term pension liabilities	19,455	14,275
Long-term operating lease liabilities	16,546	19,181
Other liabilities	1,142	1,501
Total liabilities	59,902	62,875
Total shareholders' equity	12,363	42,577
Total liabilities and shareholders’ equity	$72,265	$105,452

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income (Loss)

	Three Months Ended December 31,		Years Ended December 31,
In thousands (unaudited)	2022	2021	2022	2021
Total net operating revenue	$39,103	$40,580	$150,651	$154,374
Total operating costs and expense	41,043	41,238	159,638	164,324
Operating Loss	$(1,940)	$(658)	$(8,987)	$(9,950)

Total operating costs and expense	$41,043	$41,238	$159,638	$164,324
Less:
Depreciation	582	875	2,709	4,002
Amortization	—	—	—	64
Severance expense	304	95	845	1,816
Loss on sale/disposal of assets, net	58	—	58	29
Asset impairments	—	—	102	232
Adjusted Operating Expense	$40,099	$40,268	$155,924	$158,181

Total net operating revenue	$39,103	$40,580	$150,651	$154,374
Adjusted operating expense	40,099	40,268	155,924	158,181
Adjusted Operating Income (Loss)	$(996)	$312	$(5,273)	$(3,807)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.